UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2007

OLD STONE CORPORATION

(Exact name of registrant as specified in its charter)

RHODE ISLAND

(State or other jurisdiction of incorporation)

0-8016	05-0341273
(Commission file number)	(IRS Employer Identification Number)

One Financial Plaza, 24th Floor, Providence, RI 02902

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 401-351-6117

N/A

(Former name or former address, if changed since last report)

Item 8.01.	Other Events.

On June 29, 2007, Registrant announced the redemption of 982,467.44 shares of its Cumulative Voting Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), for an aggregate redemption price of $56.9 million. The redemption is being funded with proceeds, after payment of expenses, from the final judgment awarded to Registrant in its Claims Court litigation against the federal government. See Registrant’s previous filings under the Securities and Exchange Act of 1934, and most recently its Quarterly Report on Form 10-Q filed on May 15, 2007, for more information about this litigation. After payment of accrued expenses and provision for expected future expenses and contingencies, Registrant does not have sufficient funds to effect a full redemption of all of the 1,046,914 shares of Series B Preferred Stock outstanding, plus payment of accrued and unpaid dividends. Registrant’s Board of Directors has elected to make a partial redemption on a pro rata basis, in which a fraction of each outstanding share will be redeemed, and accrued and unpaid dividends thereon will be paid. For each share of Series B Preferred Stock held, a Series B shareholder will be entitled to receive, upon surrender of his or her share certificate, a payment of $54.35 representing a redemption of 0.9384 of a share, including accrued and unpaid dividends thereon. For each such share currently outstanding, 0.0616 shares will remain unredeemed.

Pursuant to Form 8-K, General Instructions F, Registrant hereby incorporates by reference (a) the letter to holders of the Series B Preferred Stock attached hereto as Exhibit 99.1, (b) the Notice of Redemption attached hereto as Exhibit 99.2, and (c) the press release attached hereto as Exhibit 99.3.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Exhibit Title

Exhibit 99.1	Letter to Holders of Series B Preferred Stock
Exhibit 99.2	Notice of Redemption
Exhibit 99.3	Press Release dated June 29, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD STONE CORPORATION
Registrant

By:	/s/ Bernard V. Buonanno, Jr.
Bernard V. Buonanno, Jr. Chairman

Dated: June 29, 2007